Berry Petroleum Company News Contact: Berry Petroleum Company 1999 Broadway, Suite 3700 Denver, CO 80202 303-999-4400
Contacts: Shawn Canaday 303-999-4000 Todd Crabtree 866-472-8279

Berry Petroleum Earns $1.08 Per Share in Second Quarter 2008; Averages Record 29,000 BOE/D Production and Generates Discretionary Cash Flow of $108 Million

Achieves Second Quarter Production Exit Rate of 30,000 BOE/D

Denver -- (BUSINESS WIRE) – July 25, 2008 -- Berry Petroleum Company (NYSE:BRY) earned net income of $49 million, or $1.08 per diluted share, for the three months ended June 30, 2008, up 128% from net income of $21.4 million, or $.48 per diluted share excluding the net gain on sale of assets of $30.6 million in the second quarter of 2007, according to Robert F. Heinemann, president and chief executive officer.  Discretionary cash flow totaled a record $108 million in the quarter, up 82% from $59.4 million in the second quarter of 2007. (Discretionary cash flow is a non-GAAP measure; see reconciliation below.)

For the second quarter ended June 30, 2008 net production averaged a record 29,000 barrels of oil equivalent per day (BOE/D), an increase of 7% from the 27,195 BOE/D achieved in the same 2007 period. The average realized sales price, net of hedging, for the 2008 second quarter was $69.77 per BOE, up 54% over the $45.43 per BOE received in the 2007 period.  Oil and gas revenues rose 63% to $185 million in 2008 compared to $113 million in 2007. The Company drilled 120 gross (112 net) wells in the second quarter of 2008.

For 2008 and 2007, net production in BOE per day was as follows:

	Second Quarter Ended June 30
	2008 Production		2007 Production
Oil (Bbls)	20,611	71%	20,163	74%
Natural Gas (BOE)	8,389	29%	7,032	26%
Total BOE per day	29,000	100%	27,195	100%

Mr. Heinemann said, “Execution of our development plans to reach a mid-year production goal of 30,000 BOE/D has been a focus for each of our asset teams this year and I am pleased to announce that through growth in both our oil and gas assets we reached this production milestone and exited the second quarter of 2008 at 30,000 BOE/D from our base assets.

 “Our oil development projects in California continue to deliver exceptional results. Diatomite production is up 24% over first quarter 2008 levels to approximately 1,700 BOE/D. We continue to bring on new wells, expand infrastructure and appraise the productive limits of the field.  We expect to exit 2008 in the diatomite with production of 3,000 BOE/D. Production from Poso Creek is up 19% from the first quarter of 2008 to 3,200 BOE/D. Our infill horizontal program, along with our development at Ethel D, has been successful in keeping our South Midway production decline in the 5% range as expected.

“Our natural gas assets also performed well with Piceance production in June up 24% over the first quarter of 2008, with average daily production of 20.8 MMcf/D.  We completed 12 wells in the Piceance during the quarter and we expect to bring an additional 19 wells on production during the third quarter. Production in the DJ basin was steady at 19.6 MMcf/D and we also completed the interpretation of an additional 75 square miles of recently acquired seismic data in the DJ and expect to replenish our low-risk drilling inventory.

Six Months Results
Net income for the first six months of 2008 was $92.2 million or $2.03 per diluted share, up 30% from $70.8 million or $1.58 per diluted share in the comparable 2007 period. Excluding an asset sale and impairment of an asset held for sale for a combined net after-tax gain of $28.8 million, net income for the six months ended June 30, 2007 was $42.0 million or $.94 per diluted share.

Revenues for the six months of 2008 were $400.8 million, up 35% from $296.7 million (including a $50.4 million gain on sale of assets) in the same 2007 period. Discretionary cash flow totaled $210 million for the first six months of 2008, up from $108 million in the comparable 2007 period.

For the six months ended June 30, 2008, net production averaged 28,530 BOE/D, an increase of 8% from the 26,330 BOE/D achieved in the same period in 2007. The average realized sales price per BOE, net of hedging, for the six months ended June 30, 2008 was $67.23 per BOE, up 50% from the $44.72 per BOE received in the 2007 period.

East Texas Acquisition Closed
On July 15, 2008 Berry closed on the previously announced East Texas natural gas asset acquisition for a price of $653 million, including closing adjustments that reflect revenue and capital from the February 1, 2008 effective date. Proved reserves are estimated to be 335 billion cubic feet equivalent with an all-in finding and development cost of $2.77/Mcfe. The acquisition adds approximately 32 MMcfe/D to Berry’s production from 100 producing wells.

Development plans include over 100 drilling locations targeting stacked pays in various productive zones including the Pettit, Travis Peak, Cotton Valley, and Bossier sands, and the Bossier and Haynesville shales.  We increased our 2008 capital budget by $75 million to a total of $370 million to fund the development of this asset.  We have also conducted three 30-day vertical Haynesville tests which averaged 1.2 MMcf/D per well and are encouraged by the potential for the horizontal development of this resource and the realization of the upside potential of this acquisition.

With the contribution of these assets, Berry’s production today tops 35,000 BOE/D and we expect to deliver a 20% to 25% increase in production over 2007 and a 40% to 45% increase in net proved reserves in 2008 at a finding and development cost between $10 and $13 per BOE.  Berry expects to end the year with between 235 million and 250 million BOE of proved reserves and average production for the year of between 32,500 and 33,500 BOE/D.  For the third quarter of 2008 Berry expects to average approximately 35,000 BOE/D and to achieve a December 2008 exit rate between 39,000 and 40,000 BOE/D.”

Financial Performance
Shawn M. Canaday, vice president, controller and interim chief financial officer, stated, “Our financial performance during the quarter was strong with a record $108 million in discretionary cash flow.  At $100/Bbl West Texas Intermediate pricing, we would expect to generate approximately $450 million in cash flow for the year which should fully fund our $370 million capital program and allow us to accelerate our high return oil projects and repay debt.

In conjunction with our East Texas acquisition we entered into a new five year $1 billion secured credit facility and a short-term $100 million line of credit which should provide us with the liquidity to execute our 2008 development plans. Our operating costs increased $13.6 million during the second quarter when compared to the first quarter.  Approximately $10 million of this change is due to our increased volume of conventional steam generation at Poso Creek and the diatomite coupled with a $2/MMBtu increase in the price of California natural gas during the quarter.”

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Explanation and Reconciliation of Non-GAAP Financial Measures
	Three Months Ended		Six Months Ended
	06/30/08	06/30/07	06/30/08	06/30/07
Net cash provided by operating activities	$ 106.6	$ 81.1	$ 193.8	$ 88.0
Add back: Net increase (decrease) in current assets	29.2	(8.2)	29.3	5.1
Add back: Net decrease (increase) in current liabilities	(27.3)	(13.5)	(13.0)	14.6
Discretionary cash flow	$ 108.5	$ 59.4	$210.1	$107.7

Teleconference Call
An earnings conference call will be held Friday, July 25, 2008 at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time).   Dial 1-866-356-4123 to participate, using passcode 39819015.  International callers may dial 617-597-5393.  For a digital replay available until August 8, 2008 dial 1-888-286-8010 (passcode 28441625). Listen live or via replay on the web at http://www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com in the “Investor Center.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Utah, Colorado and Texas.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "plans,” "will," "expect," “target,” “goal,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2007 Form 10-K filed with the Securities and Exchange Commission on February 26, 2008 under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations and all material changes are updated in Part II, Item 1A within our Form 10-Qs filed subsequent to that date."

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CONDENSED STATEMENTS OF INCOME
(In thousands)
(unaudited)

	Three Months		Six Months
	06/30/08	06/30/07	06/30/08	06/30/07
Revenues
Sales of oil and gas	$185,332	$113,426	$349,827	$215,200
Sales of electricity	16,979	13,867	32,906	28,463
Gas marketing	11,531	-	14,762	-
Gain on sale of assets	-	50,400	414	50,398
Interest and other, net	1,564	1,536	2,893	2,647
Total	215,406	179,229	400,802	296,708
Expenses
Operating costs – oil & gas	55,185	35,725	96,814	69,335
Operating costs – electricity	15,515	11,083	31,914	25,254
Production taxes	7,481	4,139	13,448	7,954
Depreciation, depletion & amortization - oil & gas	29,073	23,397	56,148	42,122
Depreciation, depletion & amortization - electricity	652	961	1,345	1,723
Gas marketing	11,071	-	14,053	-
General and administrative	11,160	9,651	22,543	19,958
Interest	3,951	4,976	7,689	9,267
Commodity derivatives	59	-	767	-
Dry hole, abandonment, impairment & exploration	3,464	3,519	7,590	4,168
Total	137,611	93,451	252,311	179,781

Income before income taxes	77,795	85,778	148,491	116,927
Provision for income taxes	28,654	33,821	56,319	46,115

Net income	$49,141	$51,957	$92,172	$70,812

Basic net income per share	$1.10	$1.18	$2.07	$1.61
Diluted net income per share	$1.08	$1.16	$2.03	$1.58
Cash dividends per share	$0.075	$0.075	$0.15	$0.15

Weighted average common shares:
Basic	44,478	44,029	44,435	43,973
Diluted	45,608	44,895	45,483	44,754

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CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	06/30/08	12/31/07
Assets
Current assets	$270,871	$161,019
Property, buildings & equipment, net	1,405,560	1,275,091
Other assets	73,885	15,996
	$1,750,316	$1,452,106
Liabilities & Shareholders’ Equity
Current liabilities	$495,994	$271,369
Deferred taxes	87,858	128,824
Long-term debt	511,000	445,000
Other long-term liabilities	367,469	146,939
Shareholders’ equity	287,995	459,974
	$1,750,316	$1,452,106

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Six Months
	06/30/08	06/30/07
Cash flows from operating activities:
Net income	$92,172	$70,812
Depreciation, depletion & amortization (DD&A)	57,493	43,845
Dry hole & impairment	5,332	3,547
Commodity derivatives	(257)	675
Stock based compensation	4,412	3,779
Deferred income taxes	39,030	39,695
Gain on sale of asset	(414)	(50,398)
Other, net	12,388	(4,270)
Net changes in operating assets and liabilities	(16,342)	(19,701)

Net cash provided by operating activities	193,814	87,984

Net cash used in investing activities	(237,617)	(153,717)
Net cash provided by financing activities	49,070	65,632

Net increase (decrease) in cash and cash equivalents	5,267	(101)

Cash and cash equivalents at beginning of year	316	416

Cash and cash equivalents at end of period	$5,583	$315

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COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months			Six Months
	06/30/08	06/30/07	Change	06/30/08	06/30/07	Change
Oil and gas:
Net production-BOE per day	29,000	27,195	+7%	28,534	26,332	+8%
Per BOE:
Average sales price before hedges	$91.89	$44.72	+105%	$84.02	$44.25	+90%
Average sales price after hedges	69.77	45.43	+54%	67.23	44.72	+50%

Operating costs - oil and gas	20.91	14.44	+45%	18.64	14.55	+28%
Production taxes	2.83	1.67	+69%	2.59	1.67	+55%
Total operating costs	23.84	16.11	+ 47%	21.23	16.22	+ 31%

DD&A - oil and gas	11.02	9.45	+17%	10.81	8.84	+22%
General & administrative expenses	4.23	3.90	+8%	4.34	4.19	+4%

Interest expense	$1.50	$2.01	-25%	$1.48	$1.94	-24%

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